Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-217053, No. 333-217054 and No. 333-249989 on Form S-8 and No. 333-275260 on Form S-3 of our reports dated May 16, 2024, relating to the consolidated financial statements of DXC Technology Company and subsidiaries (the “Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of DXC Technology Company for the year ended March 31, 2024.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 16, 2024